43 PAGES IN THIS REGISTRATION


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       JURAK CORPORATION WORLD WIDE, INC.
                 (Exact name of issuer as specified in charter)

   Minnesota                          2099                      41-1906059
(State or other               (Primary Standard              (I.R.S. Employer
Jurisdiction of                Industrial Class-            Identification No.)
incorporation or             ification Code Number
 organization)

                                  7115 Bermuda
                             Las Vegas, Nevada 89119
                     (Address of principal executive office
                             and place of business)

                                 Charles Clayton
                                  527 Marquette
                              Minneapolis, MN 55402
                     (Name and address of agent for service)

                        Approximate date of commencement
                           of proposed sale to public
                    As Soon As Possible After Effective Date

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of            Amount to be      Proposed        Proposed      Amount of
each class          registered        Maximum         Maximum       Registration
Securities                            Offering        Aggregate     Fee
to be                                 Price/Share     Offering
Registered                                            Price
--------------------------------------------------------------------------------

Common Stock        3,000,000         $5.00           $15,000,000   $5,357.14

Total                                                               $5,357.14

Any additional shares issuable pursuant to a stock split, stock dividend, or similar transaction will be deemed registered by this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                              CROSS REFERENCE SHEET

ITEM

Outside Front Cover of Prospectus......................FRONT OF PROSPECTUS
Inside Front Page of Prospectus........................PAGE 2 PROSPECTUS
Summary Information/Risk Factors.......................PROSPECTUS SUMMARY
Use of Proceeds........................................USE OF PROCEEDS
Determination of Offering Price........................DESCRIPTION OF SECURITIES
Dilution...............................................DILUTION
Selling Shareholders...................................N/A
Plan of Distribution...................................UNDERWRITING
Legal Proceedings......................................N/A
Directors/Executive Officers...........................MANAGEMENT
Security Ownership of Management.......................PRINCIPAL SHAREHOLDERS
Description of Securities..............................DESCRIPTION OF SECURITIES
Interest of Experts....................................N/A
Statement Re: Indemnification..........................INDEMNIFICATION
Organization Within 5 Years............................PRINCIPAL SHAREHOLDERS
Description of Business................................BUSINESS
Management Discussion & Analysis.......................MANAGEMENT DISCUSSION
Description of Property................................BUSINESS
Interest in Certain Transactions.......................N/A
Certain Market Information.............................PRINCIPAL SHAREHOLDERS
Executive Compensation.................................EXECUTIVE COMPENSATION
Financial Statements...................................FINANCIAL STATEMENTS

                             3,000,000 Common Shares

                       Jurak Corporation World Wide, Inc.
                                  7115 Bermuda
                             Las Vegas, Nevada 89119
                                 (800) 528-6642

                                  No par value
         Jurak Corporation World Wide, Inc. (the Company) offers 3,000,000 shares of its common stock (the Offering) at $5.00 per share to its distributors in the form of a stock bonus for earning points, which bonus shares are issued by the Company at the offering price.

         There is no underwriter or sales agent in connection with this offering. This offering will only be made to the distributors on behalf of the Company by certain of its officers and employees, without compensation, where permitted by law, or, if required by state law, through a broker-dealer. See "the Offering." There is no assurance that all of the shares being offered will be sold. The offering price for the common stock was determined by the Company and does not bear any direct or indirect relationship to the Company's asset value, book value, earnings or other generally accepted criteria of value, and should not be considered an indication of the actual value of the Company.

         THE SECURITIES OFFERED ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE HIGH RISKS AND SUBSTANTIAL DILUTION ASSOCIATED WITH THIS OFFERING. (See "Risk Factors and Dilution").

         Prior to this offering, no market existed for the common stock, and the public offering price was arbitrarily determined by the company. There can be no assurance that the shares of common stock can be resold at the offering price or that a trading market will develop, and, therefore, it might be difficult for an investor to sell such securities. (See "Risk Factors").

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                      Price to Public           Brokers           Proceeds
                                                Commissions       to the
                                                                  (1)Company
--------------------------------------------------------------------------------
Per Share             $5.00                     None              $5.00
--------------------------------------------------------------------------------
Total                 $15,000,000               None              $15,000,000
--------------------------------------------------------------------------------

                   Date of this Prospectus is August 15, 1998

(1)      Before deducting expenses payable by the Company, estimated at $50,000.

         THE SHARES ARE OFFERED BY THE COMPANY SUBJECT TO WITHDRAWAL, CANCELLATION OR MODIFICATION OF THE OFFER, WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT TO REJECT AN ORDER, IN WHOLE OR IN PART, FOR THE PURCHASE OF ANY OF THE SHARES OFFERED.

         No dealer, salesman or other person has been authorized in connection with this offering to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the company. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date of this Prospectus.

         The company will provide its shareholders with an annual report containing financial information that has been examined and reported upon, with an opinion expressed by an independent certified public accountant.

         Until 90 days from the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as sales agents and with respect to their unsold allotments or subscriptions.

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                                TABLE OF CONTENTS

Prospectus Summary                                4
The Company                                       5
Risk Factors                                      5
Dilution                                          8
Use of Proceeds                                   8
Capitalization                                    9
Selected Financial Data                           9
Management Discussion                             9
Business                                          10
Management                                        12
Executive Compensation                            12
Principal Shareholders                            13
Description of Securities                         13
Indemnification                                   15
The Offering                                      15
Transfer Agent and Registrar                      16
Legal Opinions                                    16
Experts                                           16
Financial Statements

                               PROSPECTUS SUMMARY


         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION APPEARING ELSEWHERE.


THE COMPANY

         Jurak Corporation World Wide, Inc.. (the "Company") is a Minnesota, development stage, corporation, formed on November 3, 1997, for the purpose of manufacturing and marketing dietary and herbal supplement products. See "The Company."

CERTAIN RISK FACTORS

         An investment in the Shares offered hereby is speculative and involves a high degree of risk. See "Risk Factors" and "Dilution."

THE OFFERING

Common Stock Offered  . . . . . . . . . 3,000,000 Shares of Common Stock. See
                                        "Description of Securities."

Offering  price. . . . . . . . . .  . . The offering price is $5.00 per share.

Number of Shares Outstanding
  Before Offering . . . . . . . . . . . 15,421,250 shares of common stock.

LIMITED DISTRIBUTION, LACK OF TRADING AND RESTRICTIONS ON TRANSFER

         This offering is only to distributors of the Company. Shares will be distributed as a stock bonus based on sales and bonus points.

         Before this offering there was no public market for the common stock. The Company has no arrangements with broker-dealers concerning the maintenance of a trading market for the common stock, nor is there any repurchase or put arrangement where the Company will repurchase the shares offered.

         In an attempt to insure that distributors have a continuing interest in the success of the Company, the Company will restrict transfer of the shares for three years.

                                   THE COMPANY

         Jurak Corporation World Wide, Inc. was incorporated in Minnesota on November 3, 1997. The Company was formed to manufacture and market dietary and herbal supplementary products, and, since inception has devoted its efforts to organization and fund raising, and is a development stage company.

         The Company is headquartered at Las Vegas, Nevada, and its telephone number is (800) 528-6642.


                                  RISK FACTORS

         THE SHARES OFFERED ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE HIGH RISK ASSOCIATED WITH THIS OFFERING.

         Each offeree of the common stock offered should, prior to purchase, carefully consider the following risk factors, as well as other information contained herein:

         1. BUSINESS AND MARKET RISKS. The Company believes that the dietary and herbal supplement market offers significant opportunities for expansion and profit potential. It is developing a strategy to pursue such opportunities. Retail markets, however, traditionally have been subject to variations in business cycles and there can be no assurance that the markets will continue to be favorable for the Company's operations or proposed expansion. In the event of a significant reduction in the market's breadth and strength, the Company may have difficulty in carrying out its proposed expansion plans. Moreover, the Company may need to adjust its plan of operations to fit unanticipated changes in the markets it serves. It should be understood that in the event of a declining market, it may be difficult to raise capital for the Company on any acceptable terms. In the event that the Company is only able to raise the minimum capital, it may have greater difficulties in reaching its objectives.

         2. MARKET FOR SHARES. Prior to this Offering, there has been no public market for the Shares and there can be no assurance that an active trading market will develop or be sustained following this Offering. The offering price of the Shares offered hereby was arbitrarily determined and is not based on market price or earnings. There can be no assurance that future market prices of the Shares will not be lower than the initial offering price. In addition, the stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. Announcements of new products and services by the Company or its competitors, technological innovations, developments with respect to patents or other proprietary rights, endorsements by celebrities or sports figures, changes in stock market analyst recommendations regarding the Company, or the Company's industry generally and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant effect on the market price of the Shares.

         3. LIMITED OPERATING HISTORY. The Company was formed on November 3, 1997. The Company recognizes that it has a limited operating history by which an investor might judge its likelihood of success or failure. Its business plan is based on certain assumptions without the benefit of a lengthy operating history.

         4. RELIANCE ON MANAGEMENT AND KEY PERSONNEL. The Company's success depends in large part on its ability to attract, motivate and retain highly qualified management and personnel. Competition for such personnel is generally strong and there can be no assurance that the Company will be able to attract and retain the personnel necessary for the development and operation of its business. The Company has no employment agreements with any of its personnel. The Company is heavily dependent upon the continued services of its present officers and directors. They have the major responsibility for review of opportunities and implementing the Company's growth plans. Consequently the loss of services of any or all of these persons would have an adverse effect on the Company. See "Management."

         5. COMPETITION. The Company expects to encounter competition in its efforts to establish its business. Many of these entities may have greater experience, resources and managerial capabilities than the Company and will therefore be in a better position than the Company to compete. On the other hand, the Company believes the dietary and herbal supplement business is in the early stages of growth and development, and the Company believes that due to this relative infancy it may have an opportunity for expansion and growth. The Company believes that the market is considerably larger than can be reasonably fulfilled by the current participants within the next few years. However, the Company's knowledge of privately-held competitors and their financial abilities is limited, and its assessment is subject to change. There can be no assurance that competitive pressures will be as the Company expects.

         6. NEED FOR ADDITIONAL CAPITAL. While the Company will be budgeting towards the achievement of its goals, there can be no assurance that the Company will be able to achieve its goals without additional capital. There can be no assurance that the Company will be able to raise the additional capital it may be seeking. Even if additional capital is obtained, there can be no assurance that the Company will be able to achieve its goals with additional capital, or that any new capital, if available, will be on terms favorable to the Company.

         7. CONTROL BY EXISTING MANAGEMENT OR OTHERS. Upon completion of this offering, the officers and directors will control a minimum of 42% of the Company's outstanding Common Stock. The directors may be in a position to control all of the affairs of the Company, including the election of members of the Board of Directors. See "Management."

         8. DIVIDENDS AND DISTRIBUTIONS. The Company's objective is for long-term capital appreciation of its shares. To the extent that income is derived from the Company's operations, it is likely that it will be used entirely to fund growth, rather than being distributed to the Company's shareholders. The timing and payment of any other distributions are left entirely to the discretion of the Company. Cash distributions of any kind are unlikely to occur, although the Company may elect to make tax-free issuances of additional shares in the form of stock splits or stock dividends, when and if such issuances are deemed appropriate, and there can be no assurance that such will occur.

         9. MANAGEMENT OF GROWTH. The Company's planned rapid growth in the future may place, a significant strain on the Company's administrative, operational and financial resources and increased demands on its systems and controls. The Company anticipates that its continued growth will require it to recruit and hire a substantial number of new managerial and administrative personnel. The inability to continue to upgrade the operating and financial control systems, the inability to recruit and hire necessary personnel, or the emergence of unexpected expansion difficulties could adversely affect the Company's business, results of operations and financial condition.

         10. PENNY STOCK REGULATION. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stock generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities.

         11. GOVERNMENT REGULATION. Nutritional supplements such as the Company's current and planned products are subject to governmental regulation concerning their use, labeling and marketing. The Company believes that it is in compliance with government regulations in respect to use, labeling and marketing its products. The Company is unable to predict any future regulations that may be enacted, or what impact if any, they would have on the Company.

         12. PREFERRED STOCK. The Company has authorized 50,000,000 shares of preferred stock that is convertible into 10 shares of common stock for each share of preferred share. In the event that the preferred shares are converted into common shares it would have a dilutive effect on the common shareholders.

         13. COMPUTER YEAR 2000. The Company will rely greatly on its computer and its software. In the event there is a problem with the software as a result of the year 2000 problem it would have a detrimental effect on the business of the Company.


                                    DILUTION

         As of May 31, 1998, the net tangible book value was $217,641, or $0.014 per common share for 15,421,250 shares outstanding. "Net Tangible book value" per common share represents the amount of total tangible assets of the company reduced by the amount of its total liabilities divided by the number of common shares outstanding. After giving effect to the issuance by the company of the 3,000,000 shares, the pro forma net tangible book value at May 31, 1998 would have been $.011 per share. The result is an immediate dilution to public investors of $4.99 per share. Dilution per share represents the difference between the price per share and the pro forma net tangible book value per share at May 31, 1998.

The following table illustrates this per share dilution as of May 31, 1998.


Offering price per share ............................................ $5.00
  Net tangible book value
  before offering ................................................... $ .014

Decrease in net tangible book value
  attributable to increased number of shares ........................ $ .003

Net tangible book value
         after offering ............................................. $ .011

Dilution to new investors ........................................... $4.99

                                 USE OF PROCEEDS

         The shares offered are to be used as an incentive to its distributors, and no cash proceeds will be generated to the Company.

         The Company expects to fund its working capital needs during the 18 months following May 31, 1998 through revenues from its business.


                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at May 31, 1998.

Preferred stock, no par value, 50,000,000 shares authorized,
  none issued .....................................................   $      --

Common stock, no par value, 150,000,000 shares authorized,
  15,421,250 shares issued and outstanding ........................   $ 318,436

Deficit accumulated during the development stage ..................   $(100,795)

Net Capital .......................................................   $ 217,641


                             SELECTED FINANCIAL DATA

         The following selected financial data of the Company as of May 31, 1998 have been derived from the financial statements of the Company which have been audited by House, Nezerka & Froelich, P.A., independent auditors. The following data should be read in conjunction with the Company's financial statements and notes included elsewhere in this Prospectus.

Selected Balance Sheet Data

Cash and cash equivalents .........................................   $ 251,132

         Total assets .............................................   $ 332,119

Selected Operations Data

Total revenues ....................................................   $   1,227

         Net income (loss) ........................................   $(100,795)

Income per common share ...........................................   $ (0.0065)


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

         The Company is relatively newly formed, and its operations to date have been in the areas of setting up the organization and financing.

         Except for historical information, the matters discussed in this Prospectus are forward looking statements which involve risks and uncertainties, including, but not limited to economic, competitive, and technological factors affecting the Company's operations, markets, products, services, prices and other factors, which may cause actual results to differ materially from the results discussed in the forward looking statements.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has financed its operations with equity capital, and raised a total of $318,436. The business the Company is engaged in is not capital intensive, and the Company hopes to be able to finance its operations from the cash flow from sales of the products of the Company.

PRODUCT RESEARCH AND DEVELOPMENT

         The Company does not anticipate conducting any significant product research and development during the next 12 months that would require significant capital.

PURCHASES OR SALE OF PLANT AND EQUIPMENT

         The Company anticipates that it will not need any significant purchases of plant of equipment in the near future.

CHANGES IN NUMBER OF EMPLOYEES

         The Company anticipates that it will require a minimal office staff, and that sales of its products will be through independent distributors. It is anticipated that the independent distributors will recruit other independent distributors, and the sales force will grow in that manner.


                             BUSINESS AND PROPERTIES

         The Jurak Classic Whole Body Tonic was first developed in 1945 by Carl Jurak, the father of the founder of the Company. The tonic is a blend of medicinal herbs intended to fortify various systems of the body and re-establish balance to the body. The herbal tonic as a result has been tested in the human body for more than 50 years.

         The Jurak Classic Whole Body Tonic is supplied in bottles of 0.67 fluid oz., the correct dosage for one day of the body requirements. The bottles will come in boxes of 35 bottles.

         The Company has purchased its initial inventory of raw materials, and has made arrangements with a supplier to blend the raw materials and package them in the mono dose package. This supplier has the capacity to manufacture 180 million mono dose packages a year. There are a number of other suppliers, but the plan of the Company is to establish a long term relationship with the supplier to establish long term cost stability and first class service. The supplier plans to begin work to blend the product and bottle it during the last week of July, 1998.

         The Company has worked with consultants to make sure that the labeling of the product is correct and that the labeling is attractive. The labeling and boxes have been completed and the order has been placed with a printer.

         Management of the Company has examined the marketing practices of others, and has resolved to market the products through network marketing in the United States and throughout the rest of the world.

         The Company intends to market the Jurak Classic Whole Body Tonic through network marketing, called the Jurak Career Plan. There are a number of steps in the Jurak Career Plan, starting with the Independent Distributor. An Independent Distributor registers with the Company and gets the right to sponsor other persons to purchase the product at a 30% discount from the retail price. There are points awarded for personal consumption or sale of products. One may become a Qualified Distributor when he has 160 points monthly.

         In addition to the money made by the distributor on sales the Company intends to issue shares of its stock to its distributors as an added incentive, with the agreement that the shares of stock are restricted from sale for three years from the time of issuance. A distributor who purchases enough product for 160 points, sponsors three persons who each purchase enough product for 160 points and who in turn sponsor three additional persons who each purchase enough product for 160 points will receive 10 certificates valued at $5.00 each. The aggregate value for certificates earned will be redeemable for shares at the current market price at the time of redemption.

         Network marketing is known for persons switching to another company with a better idea. The strategy of including the Company's distributors as shareholders is to keep the distributors close to the Company for a long time, and build into the future.

         Also with a consultant the Company has developed custom designed software to interface with the sales and bonus system. The software will also process currencies of other countries so that when expansion into other countries is accomplished the system will be able to handle the volume.

         The Company will need credit card authorizations for the purchase of its products. It has invited requests for proposals with financial institutions and is in the process of selecting the financial institution as a processor for credit card purchases.

         The Company has bargained for and is in the final stages of a lease of 8,000 square feet of office space in Las Vegas, Nevada for its offices, at an monthly rental of $6,000.

         The Company has no employees, and expects to have 20 employees within two months none are represented by a labor organization.


                                   MANAGEMENT

         The current officers and directors of the Company are as follows:

Name                                Age              Position
----                                ---              --------

Anthony C. Jurak                    60               Chairman, Secretary

Roger Theriault                     52               President, Director


         Anthony C. Jurak. Mr. Jurak is the Chairman, Secretary, and a Director of the Company. Mr Jurak has been Co-Chairman and Secretary Treasurer for more than the past 5 years of Matol Partners Corporation until February, 1997, and since has worked as a founder of the Company.

         Roger Theriault. Mr. Theriault is the President and a Director of the Company. Mr. Theriault was the Director of National Sales for Shaklee Canada from 1979 to 1984. He was the founder of Nova Sante Pacific International where he worked form 1989 to 1994. Since 1995 he has been a consultant to Triple Gold (Ecuador, Radical Advance Technologies and CiDem (France).


                             MANAGEMENT REMUNERATION

         There are no officers or directors that received compensation in excess of $60,000 or more during the last year. Management has taken no remuneration to date.

                           DIVIDENDS AND DISTRIBUTIONS

         The Company has never paid any cash dividends and intends for the foreseeable future to retain any earnings to finance the growth of its business. Dividend policy will be determined by the Company's Board of Directors based upon consideration of the earnings of the Company, if any, its future capital needs and other relevant factors.


                             PRINCIPAL SHAREHOLDERS

         There are presently 15,421,250 shares of the Company's common shares outstanding. The following table sets forth the information as to the ownership of each person who, as of the date of this Offering Circular, owns of record, or is known by the Company to own beneficially, more than five per cent of the Company's common stock, and the officers and directors of the Company.

                                                             Percent
                                                   ----------------------------
                              Shares of            Prior to            After
Name                          Common Stock         Offering            Offering
-------------------------------------------------------------------------------

Jurak Holdings, Ltd.          6,150,000            40%                 33%

Roger Theriault               1,500,000            10%                  8%

Michael Fielding              1,500,000            10%                  8%

Roger Matthews                1,300,000             8%                  7%

John H. Picken                  920,000             6%                  5%

All officers and directors    7,650,000            50%                 42%
as a group


                            DESCRIPTION OF SECURITIES

         The company has authorized 150,000,000 shares of common stock, no par value, and 50,000,000 preferred stock, no par value. Each holder of common stock has one vote per share on all matters voted upon by the shareholders. Such voting rights are noncumulative so that shareholders holding more than 50% of the outstanding shares of common stock are able to elect all members of the Board of Directors. There are no preemptive rights or other rights of subscription.


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


         Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of the company out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no conversion rights.

         The preferred shares are convertible into 10 common shares at a price of $.10 per share for a period of 10 years. The preferred shares have no voting rights, unless converted into common shares. There are no other preferences.

         The offering price of the shares has been arbitrarily determined by the company. The offering price bears no relationship to assets, earnings, book value or any other commonly used criteria for valuation.


MINNESOTA ANTI-TAKEOVER LAW

          The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 restricts the voting of certain percentages of voting control to be acquired in a control share acquisition of the Company's voting stock (in excess of 20%, 33.3% or 50%) until after shareholder approval of the acquisition is obtained. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 203A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved by a majority of disinterested directors of the Company prior to the date the shareholder becomes an interested shareholder. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

         In the event of certain tender offers for capital stock of the Company,
Section 302A.675 precludes the tender offeror from acquiring additional shares of capital stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares of capital stock on terms that are substantially equivalent to those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of the Board of Directors consisting of all of its disinterested directors (excluding present and former officers of the

Company) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

         These provisions of the Minnesota law could delay and make more difficult a business combination, particularly one opposed by the board of directors, even if the business combination could be beneficial, in the short term, to the interests of shareholders. These statutory provisions could also depress the price certain investors might be willing to pay in the future for shares of the Company's Common Stock (because it may make hostile takeovers more difficult and costly, and therefore, less attractive to the potential pursuer).


                                 INDEMNIFICATION

         Minnesota Statutes, Section 302A.521, contain an extensive indemnification provision which requires mandatory indemnification by a corporation of any officer, director and affiliated person who was or is a party, or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member, director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a member, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, and against judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted, or failed to act, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In some instances a court must approve such indemnification.

         As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling the company, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable.


                                  THE OFFERING

         The securities offered by this Prospectus are 3,000,000 shares of the Company's common stock. The offering price is $5.00 per share. The purchase price of the shares was determined by the Company's Board of Directors. The shares offered are to be issued to distributors in the form of stock bonuses based upon the sales of the distributors and bonus points.

         The offering price for the common stock was determined by the Company and does not bear any direct or indirect relationship to the Company's asset value, book value, earnings or other generally accepted criteria of value, and should not be considered an indication of the actual value of the Company. If all of the shares offered are issued, a total of 18,421,250 shares of common stock will be outstanding after completion of the offering.

         There is no underwriter or sales agent in connection with this offering. This offering will only be made to the distributors on behalf of the Company by certain of its officers and employees, without compensation, where permitted by law, or, if required by state law, through a broker-dealer.

         The Company in its discretion, may modify the relationship of stock bonuses to sales or bonus points, or terminate this offering at any time.

         Any distributor receiving shares as a stock bonus will have taxable income equal to the fair market value of the shares when received. The Company intends to report as income to the distributor an amount equal to the applicable offering price multiplied by the number of shares received unless there is an active trading market for the common stock, in which case the average trading price in effect from time to time when the shares are received by distributors will be used for determining the amount of income. Due to a lack of a public trading market for the Company's common shares, distributors should not expect to be able to sell shares for cash, even though they will be required to pay income taxes on the income they realize with respect to the shares. Each distributor is advised to consult his or her own tax advisor with respect to the tax consequences of receiving shares as a stock bonus.

         The shares offered may not be sold or otherwise transferred for a period of three years from the date of issuance unless the Company's Board of Directors adopts a resolution terminating or altering the restriction. A legend referencing the restriction will be placed on the stock certificates for shares issued in this offering. The Company has decided to establish the restriction to assure That distributors have a continuing interest in the success of the Company.


                                 TRANSFER AGENT

         The transfer agent for the Company is Signature Transfer, Inc., 14675 Midway Road, Dallas, Texas.


                                  LEGAL MATTERS

         Legal matters, such as the validity of the shares of Common Stock, Class A, being sold in the Offering, are being passed upon for the Company by Charles Clayton, Attorney at Law, Minneapolis, Minnesota.

                                     EXPERTS

         The financial statements of the Company as of May 31, 1998, attached to this Prospectus have been audited by House, Nezerka & Froelich, P.A., independent certified public accountants, and have been so included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and exhibits. Statements made in this Prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and exhibits may be inspected without charge and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                   [LOGO] HNF
                  [HOUSE, NEZERKA & FROELICH, P.A. LETTERHEAD]



                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Jurak Corporation World Wide, Inc.


         We have audited the accompanying balance sheet of Jurak Corporation World Wide, Inc., a Minnesota corporation, and a development stage company, as of May 31, 1998, and the related statements of income, stockholders' equity and cash flows for the period from incorporation (November 3, 1997) to May 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements present fairly, in all material respects, the financial position of Jurak Corporation World Wide, Inc. as of May 31, 1998, and the results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles.



                                     /s/ House, Nezerka & Froelich, P.A.

August 5, 1998

                       JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                                  May 31, 1998


             ASSETS

Cash and cash equivalents                                          $ 251,132
Inventories, raw materials                                            65,447
Prepaid expenses                                                       3,000
Deposits on software                                                  12,540
                                                                   ---------

                                                                   $ 332,119
                                                                   =========

        LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
    Accounts payable                                               $   2,102
    Payable to stockholder, officer                                  112,376
                                                                   ---------
                                                                     114,478

STOCKHOLDERS' EQUITY (Note 2):
    Convertible preferred stock, no par value, 50,000,000 shares
        authorized, none issued or outstanding                          --
    Common stock, no par value, 150,000,000 shares authorized,
        15,421,250 shares issued and outstanding                     318,436
    Deficit accumulated during the development stage                (100,795)
                                                                   ---------
                                                                     217,641
                                                                   ---------
                                                                   $ 332,119
                                                                   =========


See Notes to Financial Statements.

                        JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                               STATEMENT OF INCOME
                  Period From Incorporation (November 3, 1997)
                              through May 31, 1998


Interest income                                      $   1,227

General, administrative and pre-operating expenses    (102,022)
                                                     ---------

             Net loss                                $(100,795)
                                                     =========


Net loss per share                                   $   (.007)
                                                     =========



                        STATEMENT OF STOCKHOLDERS' EQUITY
                  Period From Incorporation (November 3, 1997)
                              through May 31, 1998

                                                                                     Deficit
                                                                                   Accumulated
                                                Common Stock                         During
                                         ------------------------      Amount     Development
                                           Shares         Amount     Per Share       Stage         Total
                                         ----------     ---------    ---------    -----------    ---------
Shares issued for cash, May 28, 1998     15,300,000     $  15,300    $   .001      $      --     $  15,300
Shares issued for cash, May 28, 1998        121,250       303,136       2.50              --       303,136
Net loss                                         --            --                   (100,795)     (100,795)
                                         ----------     ---------                  ---------     ---------

Balance, May 31, 1998                    15,421,250     $ 318,436                  $(100,795)    $ 217,641
                                         ==========     =========                  =========     =========


See Notes to Financial Statements.

                       JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
                  Period From Incorporation (November 3, 1997)
                              through May 31, 1998


CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                         $(100,795)
    Increase in inventories                            (65,447)
    Increase in other assets                           (15,540)
    Increase in accounts payable                         2,102
    Increase in payable to stockholder, officer        112,376
                                                     ---------
             Net cash used in operating activities     (67,304)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of common stock                           318,436
                                                     ---------
             Increase in cash and cash equivalents     251,132

Cash and cash equivalents:
    Beginning (inception)                                 --
                                                     ---------
    Ending                                           $ 251,132
                                                     =========


See Notes to Financial Statements.

                       JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS


Note 1.       Nature of Business and Summary of Significant Accounting Policies:

              NATURE OF BUSINESS:

              The Company was incorporated on November 3, 1997 in the State of Minnesota. The Company was formed to manufacture and market dietary and herbal supplement products and since inception, has devoted its efforts to raising capital.

              The Company has adopted a December 31 corporate year-end.

              The Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage enterprise, and therefore, is subject to the usual business risks of development stage companies. Planned principal operations have not yet commenced.

              A summary of the Company's significant accounting policies follows:

              CASH AND CASH EQUIVALENTS:

              The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

              INCOME TAXES:

              Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment.

              INVENTORIES:

              Inventories consist of raw materials and are valued at the lower of cost or market.

              ESTIMATES AND ASSUMPTIONS:

              The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Significant estimates include the valuation of stock issued. Actual results could differ from these estimates.

              NET LOSS PER COMMON SHARE:

              Net loss per share is computed based on the weighted average number of common shares outstanding.

                       JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Note 2.       Stockholder Rights:

              The convertible preferred stock is convertible into ten common shares at a price of $.10 per share for a period of ten years and has no voting rights unless converted into common shares.

              The Board of Directors have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and place of redemption and conversion right with respect to any stock of the Corporation.


Note 3.       Income Taxes:

              For income tax purposes, pre-opening costs are generally deferred and amortized to expense in future tax returns. For financial reporting purposes, the future tax value of pre-opening costs has been eliminated by a valuation allowance.

              Tax law provides for limitation on the use of future loss carryovers should significant ownership changes occur.


Note 4.       Related Party Transactions:

              On August 5, 1998, the Board of Directors authorized the reimbursement and payment of $112,376 to its principal stockholder for pre-opening expenses and other disbursements incurred in the formation of the Company and as compensation for services performed.

PART II

Item 22 Indemnification of Directors and Officers

         The statutes of the State of Minnesota provide for indemnification of any officer, director or affiliated person for acts or omissions if he acted in good faith and in what he believed to be the best interests of the corporation. The registrant understands that the Securities and Exchange Commission feels that this indemnification is against public policy as to liability arising out of the Securities Act of 1933.

Item 23 Other Expenses of Issuance and Distribution

Registration Fees                                        $5,357
Accounting Fees                                          $6,000
Legal Fees                                              $20,000
Printing Expenses                                       $10,000
Blue Sky Fees                                            $5,000
Transfer Agent and Registrar Fees                        $1,000
Miscellaneous                                            $3,000
   TOTAL                                                $50,357


Item 24 Recent Sales of Unregistered Securities
The following are all sales of unregistered securities for the past three years.

Name                       Number of Shares    Date        Amount Paid

Atlantic Venture Group           20,000        5/98        $ 50,000.00
Serge Beauchemin                200,000        5/98        $    200.00
Charles Clayton                  10,000        5/98        $     10.00
Jeanette Dezainde               200,000        5/98        $    200.00
Michael Fielding              1,500,000        5/98        $  1,500.00
Frederique Giroud               700,000        5/98        $    700.00
Maria Jose Guedes               300,000        5/98        $    300.00
Steven Heverly                    4,000        5/98        $ 10,000.00
Norman Jurak                    460,000        5/98        $ 25,450.00
Loretta Dube                    710,000        5/98        $ 25,000.00
Jurak Holdings Limited        6,150,000        5/98        $  6,150.00
Particia King                    10,000        5/98        $     10.00
Chasha Kuzecki                   10,000        5/98        $     10.00
Dominique Lacroix               400,000        5/98        $    400.00
Roger Matthews                1,500,000        5/98        $  1,500.00
Mary Metscaviz                    4,000        5/98        $ 10,000.00
Jean Papas                      300,000        5/98        $    300.00
Kevin Patrick                     4,000        5/98        $ 10,000.00

Jacques Piche                   150,000        5/98        $    150.00
John Picken                     920,000        5/98        $    920.00
William Porter                  300,000        5/98        $    300.00
Marcel Rouiller                 200,000        5/98        $    200.00
Roger Theriault               1,500,000        5/98        $  1,500.00
Georgina Van Ver Molen            7,000        5/98        $ 17,500.00
Rodney Van Ver Molen              7,000        5/98        $ 17,500.00
Zeus Investments                 55,250        5/98        $138,125.00


The registrant believes that all transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Act; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement need be in effect prior to such issuances.


Item 25 Exhibits
---------------

3.0      Articles and By-Laws
5.0      Opinion of Counsel/with consent
24.1     Consent of Accountant
27       Financial Data Schedule


Item 26 Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represents a fundamental change in the information set forth in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (iv) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (v) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August 10, 1998.


                                            JURAK CORPORATION WORLD WIDE, INC.


                                            By: /s/ Roger Theriault
                                                --------------------------
                                                President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on August 10, 1998.


     /s/ Anthony C. Jurak
     -----------------------------------
     Anthony C. Jurak Chairman/Secretary


     /s/ Roger Theriault
     -----------------------------------
     Roger Theriault President/Director